Exhibit 99.1

Array Technologies Names Neil Manning as Chief Operations Officer

Manning joins Array with over 30 years of operations and commercial experience

Albuquerque, NM – January 30, 2023 – Array Technologies (NASDAQ: ARRY) (“Array” or the “Company”), a leading provider of tracker solutions and services for utility-scale solar energy projects, today announced that Neil Manning has been named Chief Operations Officer.

Mr. Manning is a global business leader with over three decades of operations and commercial experience in driving growth via transformative change across several engineered product and service companies. He joins Array from Rotork where he was responsible for the company’s Oil & Gas, and Site Services divisions. There, Mr. Manning drove operational and commercial excellence improvements including the formulation of the company’s Aftermarket program and the launch of Rotork’s Environmental, Social and Governance (ESG) focused strategy to support the energy sector.

“I am excited to have Neil join the Array team as Chief Operations Officer,” said Kevin Hostetler, Chief Executive Officer of Array. “Neil and I worked together previously at Rotork, and I have first-hand knowledge of his leadership and his ability to transform companies into industry leaders. I am confident that he will make an immediate impact at Array as we look to further enhance our integrated supply chain focused on customers, growth, and operational excellence.”

Prior to joining Rotork in 2018, Mr. Manning was previously at Velocitel, a wireless infrastructure engineering and construction services company where he led site development service offerings to wireless carriers, tower companies and emerging network providers. Prior to this, Mr. Manning led field services company SiteSafe through a multi-year turnaround by driving robust process transformation and the introduction of new technologies to enhance production. Earlier in his career, he headed Business Development, Operations and Solutions Engineering teams at optical fiber manufacturer Corning, telecommunications company Sprint Nextel and CB&I, a global EPC. Mr. Manning has an MBA from Virginia Tech and holds a Bachelor of Science in Mechanical Engineering from Rensselaer Polytechnic Institute.

About Array Technologies, Inc.

Array Technologies (NASDAQ: ARRY) is a leading American company and global provider of utility-scale solar tracker technology. Engineered to withstand the harshest conditions on the planet, Array’s high-quality solar trackers and sophisticated software maximize energy production, accelerating the adoption of cost-effective and sustainable energy. Founded and headquartered in the United States, Array relies on its diversified global supply chain and customer-centric approach to deliver, commission and support solar energy developments around the world, lighting the way to a brighter, smarter future for clean energy. For more news and information on Array, please visit arraytechinc.com.

Forward-Looking Statements

This press release contains forward-looking statements. These statements are not historical facts but rather are based on the Company’s current expectations and projections regarding its business, operations and other factors related thereto. Words such as “may,” “will,” “could,” “would,” “should,” anticipate,” “predict,” “potential,” “continue,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates” and similar expressions are used to identify these forward-looking statements. These statements are only predictions and as such are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors.

Investor Relations Contact:

Array Technologies, Inc.

Investor Relations

505-437-0010

investors@arraytechinc.com